Exhibit 99.2

GreatBanc Trust Company
45 Rockefeller Plaza, Suite 2055
New York, NY 10111-2000

                        , 2003

Dear DynCorp Stockholder Participants in the DynCorp Savings Plans:

        This letter is being sent to all DynCorp stockholders who hold DynCorp shares as participants in individual accounts under the DynCorp Savings and Retirement Plan and the DynCorp Capital Accumulation and Retirement Plan (the "DynCorp Savings Plans") by GreatBanc Trust Company, as Trustee of the DynCorp Savings Plans (the "Trustee"). Accordingly, if you are receiving this letter, it is because you hold DynCorp shares in either your Employee Stock Ownership Plan (or "ESOP") sub-account, or your 401(k) Plan sub-account, and you should read this letter carefully.

        As indicated in the enclosed materials, the board of directors (the "Board") of DynCorp has unanimously approved the acquisition of DynCorp by Computer Sciences Corporation. The transaction will be accomplished by way of a merger which, if it is completed, will result in DynCorp becoming a wholly owned subsidiary of Computer Sciences Corporation. In connection with the merger, Computer Sciences Corporation and DynCorp have prepared a proxy statement/prospectus, which provides you and the other stockholders of DynCorp with detailed information about the matter to be considered by the stockholders. The Board has unanimously recommended that you vote for approval of the merger.

        In connection with the merger transaction, the Trustee's financial advisor, Duff & Phelps, LLC ("Duff & Phelps"), has rendered an opinion to the Trustee to the effect that from a financial point of view, as of the date of such opinion, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Duff & Phelps, (i) the merger consideration is not less than fair market value (as such term is used in determining "adequate consideration" under Section 3(18) of ERISA), and (ii) the merger is fair and reasonable for the DynCorp Savings Plans and their participants. The Trustee selected Duff' & Phelps, a nationally recognized investment banking firm, as financial advisor in connection with the merger based on Duff & Phelps' qualifications, expertise, reputation and experience in mergers and acquisitions, including in transactions involving companies with substantial ownership by employee stock ownership and retirement plans. The Trustee retained Duff & Phelps pursuant to a letter agreement between the Trustee, DynCorp and Duff & Phelps, dated November 12, 2002 (the "Duff & Phelps Engagement Letter"), pursuant to which Duff & Phelps will be paid a fee for its services, and be reimbursed for its reasonable out-of-pocket expenses, in connection with the delivery of such opinion. Pursuant to the Duff & Phelps Engagement Letter, DynCorp agreed to pay the fees and expenses of Duff & Phelps in the event the Trustee is unable to pay them. In addition, DynCorp agreed to indemnify Duff & Phelps and certain related persons to the full extent lawful against certain liabilities under the federal securities laws arising out of the engagement.

        The enclosed proxy statement/prospectus describes the Trustee's involvement in the negotiations of the merger agreement that the Trustee undertook on behalf of the participants in the DynCorp Savings Plans. In connection with such negotiations, the Trustee consulted with its financial and legal advisors with respect to the merger, its implications for participants in the DynCorp Savings Plans and the consideration to be received by such participants and the other DynCorp stockholders and optionholders pursuant to the merger. In particular, the Trustee focused on securing certain liquidity and investment diversification rights in respect of the DynCorp shares held by participants in the DynCorp Savings Plans. These matters are discussed in more detail in the enclosed proxy statement/prospectus.

        As you consider how you wish to direct the Trustee to vote in respect of your DynCorp shares in respect of the merger, the Trustee believes that it is important that you understand certain special voting arrangements and procedures, which apply to the DynCorp shares held in accounts under the DynCorp Savings Plans, as follows:

        The provisions of the DynCorp Savings Plans provide in respect of a transaction such as the merger that DynCorp shall cause the Trustee to send each participant whose retirement accounts are, in whole or in part, invested in DynCorp common stock a copy of the enclosed proxy solicitation material. The Trustee is also required to deliver to each participant a form providing confidential instructions to the Trustee on how each participant desires to vote the shares of DynCorp stock held in such participant's account. Accordingly, a Confidential Voting Instruction/Proxy Card containing such instructions is enclosed herewith in connection with the merger. In order to tabulate your voting directions in time for the Trustee to vote such shares at the special meeting of shareholders to be held on            , 2003 to consider the merger, you will need to return your Confidential Voting Instruction/Proxy Card to the Trustee by            , 2003. You may change your directions by revoking or submitting new written directions to the Trustee by that same date. You will not be able to vote your shares in person at such meeting.

        The DynCorp Savings Plans provide, upon receipt by the Trustee of such instructions from participants or their beneficiaries, that the Trustee shall vote the shares of DynCorp stock as instructed. This arrangement is known as a "directed voting" arrangement. The Trustee's duty to vote the shares as directed is subject to a statutory qualification that the Trustee should not follow the direction of the participants if the direction is not proper, or to do so would be contrary to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        Instructions received from individual participants by the Trustee shall be held in the strictest confidence by the Trustee and shall not be divulged or released by the Trustee to any person, including officers and employees of DynCorp. Where no instructions are received from a DynCorp Savings Plan participant and stockholder, the DynCorp Savings Plan provides that the Trustee shall vote the shares of DynCorp common stock for which no instructions were received in the same proportion as the shares for which instructions have been received, again, unless otherwise prohibited by ERISA. This latter arrangement is known as a "mirror voting" arrangement.

        The merger requires the affirmative vote of a majority of the outstanding shares of DynCorp common stock. However, as a result of the above-described "directed" and "mirror" voting arrangements mandated by the DynCorp Savings Plans, the merger may be approved (or rejected) if a majority of the shares which are actually directed to the Trustee direct it to vote in favor of (or to reject) the merger, regardless of the number of shares so directed. In other words, since the entire block of DynCorp Savings Plan shares (approximately 71% of DynCorp's fully-diluted shares) may be voted by the Trustee in the same proportion as those votes which are directed to the Trustee, the merger may be approved (or rejected) based on the votes cast by the Trustee on behalf of the shares that have directed the Trustee to vote. Accordingly, your vote is extremely important, and the Trustee encourages you to return your instructions directing the Trustee how to vote your shares.

        Based on the foregoing, and subject to the Trustee's ongoing obligations under ERISA, the Trustee is prepared to accept your directions and vote your shares as you instruct in respect of the merger.

        TO DIRECT THE TRUSTEE TO VOTE YOUR SHARES, YOU MAY COMPLETE AND RETURN THE ENCLOSED CONFIDENTIAL VOTING INSTRUCTION CARD/PROXY TO THE TRUSTEE. IN ORDER TO PERMIT SUFFICIENT TIME TO TABULATE SUCH CONFIDENTIAL VOTING INSTRUCTION/PROXY CARDS, YOUR INSTRUCTIONS,

INCLUDING ANY REVOCATION OF PREVIOUS INSTRUCTIONS OR NEW INSTRUCTIONS, MUST BE RECEIVED BY THE TRUSTEE NO LATER THAN                        , 2003.

GreatBanc Trust Company
Stephen J. Hartman, Jr. Senior Vice President

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR
CONFIDENTIAL VOTING INSTRUCTION CARD/PROXY
TO THE TRUSTEE ON OR BEFORE            , 2003.